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                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To the Shareholders of

THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's principal executive offices at 30 Dunnigan Drive, Suffern, New York, on Wednesday, November 17, 2004 at 2:00 P.M. for the following purposes:

     1.   To elect five Directors; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record at the close of business on October 4, 2004 will be entitled to notice of and to vote at said meeting.

     By Order of the Board of Directors.





                                                           ELLIOT S. JAFFE
                                                           Chairman of the Board



October 18, 2004

================================================================================

NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 31, 2004.
================================================================================

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                                 PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on November 17, 2004, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about October 18, 2004.

     The Company had outstanding 29,579,160 shares of common stock on the record date of October 4, 2004. Each share of common stock of the Company outstanding on the record date is entitled to one vote at the Annual Meeting and any adjournments thereof. Voting is not cumulative. The Company is required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. Abstentions and broker "non-votes" are counted for purposes of determining a quorum. An abstention is a properly signed proxy card, which is marked "abstain". A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. The shareholder may revoke any proxy at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company).


                              ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three-year term of office and each class of Directors as nearly equal in the number of Directors as possible. The current number of Directors is nine (and thus each class consists of three directors). At the 2004 Annual Meeting of Shareholders five Directors are to be elected: three for three-year terms; and one each for a two-year and a one-year term. On the recommendation of the Nominating Committee, the Board has nominated Elliot S. Jaffe, Burt Steinberg and Marc Lasry for election for three-year terms. Mr. Jaffe's and Mr. Steinberg's three-year terms of office as director expire at the 2004 Annual Meeting. Mr. Lasry was added to the Board early in 2004. On the recommendation of the Nominating Committee, the Board has nominated Roslyn S. Jaffe for a two-year term expiring at the 2006 Annual Meeting (to maintain an equal number of directors in each class) although her current term of office as Director would otherwise expire at the 2005 Annual Meeting. On the recommendation of the Nominating Committee, the Board has also nominated Kate Buggeln, who was added to the Board in 2004, for election for a one-year term. Certain information with respect to the nominees and the continuing directors is set forth on the following page.

     Directors will be elected by a plurality of the votes cast for that class of director at the Annual Meeting. This means that the three nominees with the most votes for election for a three-year term will be elected and the nominees with the most votes for the two and one year terms, respectively, will be elected as well. We will count only votes cast for a nominee, except that your proxy will be voted FOR the five nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy.

     The Board of Directors recommends that the shareholders vote FOR the election of all nominees for Director.

Nominees for Election as Director For Three-Year Terms Expiring in 2007

         Name of Director and Age                               Director Since
         ------------------------                               ---------------
         Elliot S. Jaffe, 78...........................................1966
         Burt Steinberg, 59............................................1983
         Marc Lasry, 45................................................2004

     ELLIOT S. JAFFE, Chairman of the Board and Co-Founder of the Company, was Chief Executive Officer since the founding of the Company in 1962 until February 2002. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Salomon Smith Barney Family of Funds.

     BURT STEINBERG, Executive Director of the Company since 2001, was Chief Operating Officer of the Company from 1989 until 2001, first as President and then as Vice Chairman. Mr. Steinberg was in charge of the Company's merchandising activities from 1982 until 2001. He is also a Director of Provident Bancorp, Inc.

     MARC LASRY was the Founder and has been Managing Partner of Avenue Capital Group, a mutual fund manager specializing in distressed securities, since 1996. He was also the Founder and has been President of Amroc Securities, LLC, one of the largest distressed broker/dealers, since 1996. Mr. Lasry was recommended for addition to the Board by the Chief Executive Officer.


Nominee for Election as Director For Two-Year Term Expiring in 2006

         Name of Director and Age                               Director Since
         ------------------------                               --------------
         Roslyn S. Jaffe, 75.......................................... 1966

     ROSLYN S. JAFFE has been the Company's Secretary since she co-founded the Company in 1962 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe, and they are the parents of David R. Jaffe, a director and executive officer of the Company, and Elise Jaffe, an executive officer of the Company.


Nominee for Election as Director For One-Year Term Expiring in 2005

         Name of Director and Age                               Director Since
         ------------------------                               --------------
         Kate Buggeln, 43 ............................................ 2004

     KATE BUGGELN is on the Governing Board of the Business Council for Peace. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004. In addition, Ms. Buggeln was President of boo.com, a division of Fashionmall, Inc. from 2000 to 2001 and Senior Vice President of Lakewest Group, a private consulting company, from 1996 to 2000. Ms. Buggeln is also a Director of Circles, a private Boston-based marketing company servicing Fortune 500 companies. Ms. Buggeln was recommended for addition to the Board by a third-party search firm which was paid by the Company to identify and screen potential candidates.


Directors With Terms Expiring in 2005

         Name of Director and Age                               Director Since
         ------------------------                               --------------
         Edward D. Solomon, 73........................................ 1990
         Klaus Eppler, 74............................................. 1993

     EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1994 he was Chief Executive Officer of Shoe-Town, Inc.

     KLAUS EPPLER is a pensioned partner in the law firm of Proskauer Rose LLP, General Counsel for the Company. He was an equity partner of Proskauer Rose LLP from 1965 to 2001. Mr. Eppler is also a Director of Bed Bath & Beyond Inc.


Directors With Terms Expiring in 2006

         Name of Nominee and Age                                Director Since
         ------------------------                               --------------
         David R. Jaffe, 45..........................................  2001
         John Usdan, 47..............................................  2002

     DAVID R. JAFFE has been President and Chief Executive Officer since 2002. Previously he had been Vice Chairman and Chief Operating Officer since 2001. Mr. Jaffe joined the Company in 1992 as Vice President Business Development and became Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in 2001. He is the son of Elliot S. and Roslyn S. Jaffe.

     JOHN  USDAN  has,  since  1981,   been  President  of  Midwood   Management
Corporation, a company specializing in real estate ownership, development and management. Mr. Usdan serves as Director of Merchants National Properties.


Committees and Meetings of the Board of Directors

     During the fiscal year ended July 31, 2004 ("fiscal 2004"), the Board of Directors met four times. The Company has standing Audit, Compensation and Stock Option and Nominating Committees of the Board of Directors. During fiscal 2004 the Audit Committee held four meetings and the Compensation and Stock Option Committee held two meetings. The Nominating Committee held one meeting after the close of the fiscal year. In addition, various actions were taken by the Board of Directors and these Committees without a meeting. The Charters of the Audit Committee and the Compensation and Stock Option Committee, and the resolution of the Board adopting policies regarding Director nominations, shareholder communications and annual meeting attendance, which constitutes the charter of the Nominating Committee, are available on the Company's website at www.dressbarn.com under the "About Us, Investor Relations, Corporate Governance" section.

     Following the addition of new members to the Board, the membership of the standing committees of the Board was re-constituted. The Board has determined that a majority of the Board and all members of the standing committees are independent pursuant to applicable SEC and NASDAQ rules. John Usdan (Chair), Edward D. Solomon and Kate Buggeln are the current members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans.

     The current members of the Audit Committee are Edward D. Solomon (Chair), John Usdan and Marc Lasry. The function of this Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of reviewing the Company's financial reports and information and its auditing, accounting and financial reporting processes. In addition, the functions of this Committee include, among other things, direct responsibility for the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results, discussing with the auditors and management the audited financial statements and the Company's internal accounting controls and approving any non-audit services provided by the auditors. The Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The Nominating Committee consists of Marc Lasry (chair) and John Usdan. The function of the Nominating Committee is to aid the Board by reviewing and recommending changes in policies regarding director nominations, evaluating and recommending for the Board's selection nominees for election to the Board, and considering and recommending to the Board changes in the Company's corporate governance policies.

     The Company encourages, but does not require, the members of the Board to attend the Corporation's annual meeting of its shareholders. All Directors then in office attended last year's Annual Meeting of Shareholders.


Compensation of Directors

     In fiscal 2004, the Company paid its Directors who were not also officers of the Company an annual Director's fee of $15,000 plus $1,000 per regular meeting attended during fiscal 2004. Members of the Audit committee and the Compensation Committee each received an additional $4,000 and $2,000, respectively. Chairs of the Audit Committee and the Compensation Committee each received an additional $1,000. Outside directors are also granted non-qualified stock options for each year of Board service, with annual vesting of 3,333 shares from the date of the option grant. Directors who are officers of the Company do not receive additional compensation for their services as Directors.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a class of the Company's equity securities registered under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with these reports.

     Based upon the Company's review of the copies of reports received by it and upon written representations received from its executive officers and directors, the Company believes that all filings required to be made by its executive officers and directors during fiscal 2004 have been made on a timely basis.



Compensation Committee Interlocks and Insider Participation

     No person who was a member of the Compensation and Stock Option Committee during fiscal 2004 was a present or former officer or employee of the Company. No executive officer of the Company served during fiscal 2004 as a director or member of a compensation committee of any entity one of whose executive officers served on the Board of Directors or Compensation and Stock Option Committee of the Company.

                             AUDIT COMMITTEE REPORT


     The Audit Committee currently consists of Edward D. Solomon (Chair), John Usdan and Marc Lasry. The Board of Directors has determined that the membership of the Audit Committee meets the independence and experience requirements as defined under the NASDAQ's current listing standards. The Board of Directors has determined that Edward D. Solomon is an audit committee financial expert.

     The Audit Committee has selected Deloitte & Touche, LLP to be the Company's independent auditors for fiscal 2004. The Audit Committee discussed the auditors' reviews of quarterly financial information with the auditors prior to the release of that information and the filing of the Company's quarterly reports with the Securities and Exchange Commission. The Audit Committee also has reviewed the audited year-end financial statements, and has met and held discussions with management and the independent auditors with respect to those financial statements. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors the auditors' independence. The Committee reviewed and approved the non-audit services provided by the auditors. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended July 31, 2004.

     This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.



AUDIT COMMITTEE during fiscal 2004

Edward D. Solomon
John Usdan
Klaus Eppler

                       INFORMATION REGARDING THE AUDITORS

     The Audit Committee has selected Deloitte & Touche LLP as auditors with respect to the financial statements of the Company for fiscal 2005. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given the opportunity to address the meeting, and will be available to respond to questions.


                        FEES PAID TO INDEPENDENT AUDITORS

     The following table shows the fees billed by Deloitte & Touche LLP for the past two fiscal years for audit and other related fees:


                                                  2004           2003
                                           --------------- -------------
Audit Fees (1)                                  $407,000      $335,000
Audit-Related Fees (2)                            95,897       114,505
Tax Fees (3)                                      99,400       280,860
All Other Fees                                        --            --
                                           --------------- -------------

Total Fees                                      $602,297      $730,365
                                           =============== =============



(1) Includes fees for professional services provided in conjunction with the audit of the Company's financial statements, including the reviews of the quarterly financial statements during the year and other services normally provided in connection with statutory and regulatory filings or engagements;

(2) Includes fees for assurance and related professional services primarily related to the audit of employee benefit plans and services related to business acquisitions and other due diligence services in fiscal 2003. In addition, 2004 includes readiness consulting regarding section 404 of the Sarbanes Oxley Act.

(3) Includes fees for professional services provided related to tax compliance, tax planning primarily in fiscal 2003 (consultation on matters related to tax accounting methods and use of tax credits), and tax advice (consultation on matters related to tax audit issues, and sales and use taxes).

     During fiscal 2004, the Audit Committee pre-approved all of the services provided by the auditors. The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The table below sets forth information regarding ownership of the common stock of the Company as of October 4, 2004 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's Directors and executive officers named in the Summary Compensation Table and by all Directors and by the executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                                                Number of
                                                                                Shares of
                                                                              Common Stock
                                                                              Beneficially           Percentage
Name and Address of Beneficial Owner:                                            Owned                of Class

Directors and Executive Officers (1):
Elliot S. Jaffe (2)..........................................................    7,777,332           25.2%
David R. Jaffe (3)...........................................................      378,007            1.2%
Roslyn S. Jaffe (4)..........................................................      117,628              *
Burt Steinberg (5)...........................................................      110,795              *
Elise Jaffe (6)..............................................................       72,603              *
Keith Fulsher (7)............................................................       51,800              *
Eric Hawn (8)................................................................       32,000              *
Vivian Behrens (9)...........................................................       30,267              *
Armand Correia (10)..........................................................       29,800              *
Klaus Eppler (11)............................................................       23,240              *
Edward D. Solomon (12).......................................................       10,000              *
John Usdan (13)..............................................................        3,222              *
Kaye Buggeln ................................................................         --                *
Marc Lasry ..................................................................         --                *
All Directors and Executive Officers as a group
 (consisting of 14 persons) (14).............................................    8,636,794          28.4%
* Represents less than 1% of class

Other Beneficial Owners:
Snyder Capital Management, L.P. (15).........................................    2,307,500           7.6%
   350 California Street, Suite 1460
   San Francisco, CA 94104-1436

Vanguard Horizon Funds/......................................................    2,100,000           6.9%
   Vanguard Capital Opportunity Fund (15)
   100 Vanguard Blvd.
   Malvern, PA 19355

PRIMECAP Management Company (15).............................................    2,027,500           6.7%
   225 Lake Avenue #400
   Pasadena, CA 91101

Barclay's Global Investors, N.A. (15)........................................    1,880,895           6.2%
   59/60 Grosvenor Street
   London, WIX 9DA England





Royce & Associates, LLC (15).................................................    1,704,560                  5.6%
   1414 Avenue of the Americas
   New York, NY  10019

(1) The business address for all Directors and Executive Officers is c/o The Dress Barn Inc., 30 Dunnigan Drive, Suffern, New York 10901

(2) Consists of 346,672 shares (1.1%) owned directly by Elliot S. Jaffe, 7,310,660 shares (24.1%) owned by Elliot S. Jaffe as trustee of a family trust (the "Trust") and 90,000 shares covered by options exercisable within 60 days of October 4, 2004. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Trust and under the rules of the SEC is deemed to be the beneficial owner of such shares.

(3) Consists of shares 13,207 shares owned directly by David R. Jaffe and 364,800 shares covered by options exercisable within 60 days of October 4, 2004. See also Footnote (2) above.

(4) Consists of shares owned directly by Roslyn S. Jaffe. See also Footnote (2) above.

(5) Consists of 795 shares owned directly by Mr. Steinberg and 110,000 shares covered by options exercisable within 60 days of October 4, 2004.

(6) Consists of 6,603 shares owned directly by Elise Jaffe and 66,000 shares covered by options exercisable within 60 days of October 4, 2004. See also Footnote (2) above.

(7) Consists of 51,800 shares covered by options owned by Mr. Fulsher exercisable within 60 days of October 4, 2004.

(8) Consists of 24,000 shares covered by options owned by Mr. Hawn exercisable within 60 days of October 4, 2004.

(9) Consists of 8,000 shares owned directly by Ms. Behrens and 22,267 shares covered by options exercisable within 60 days of October 4, 2004.

(10) Consists of 100 shares owned directly by Mr. Correia and 48,000 shares covered by options exercisable within 60 days of October 4, 2004.

(11) Consists of 3,240 shares owned directly by Mr. Eppler and 20,000 shares covered by options exercisable within 60 days of October 4, 2004.

(12) Consists of 200 shares owned directly by Mr. Solomon and 9,800 shares covered by options exercisable within 60 days of October 4, 2004.

(13) Consists of 1,000 shares owned directly by Mr. Usdan and 2,222 shares covered by options exercisable within 60 days of October 4, 2004.

(14) Includes shares owned by the Trust as well as 853,557 shares covered by options held by Directors and executive officers exercisable within 60 days of October 4, 2004.

(15) Based  solely on  information  set forth in the  latest  Schedule  13G's or
     Schedule 13G/A's filed with the Securities and Exchange Commission.


                             EXECUTIVE COMPENSATION


Summary Compensation Table


     The following table sets forth certain information regarding the compensation for each of the three fiscal years earned by the five highest-paid executive officers of the Company as of July 31, 2004 whose total annual salary and bonus from the Company for the year then ended exceeded $100,000.

                                                                                                     Long-Term
                                                                     `                          Compensation Awards
                                      Fiscal             Annual Compensation             Stock Options       All Other
    Name and Principal Position        Year         Salary ($)   Bonus ($)   Other ($)         (#)       Compensation ($)
    ---------------------------        ----         ----------   ---------   ---------   ---   ----      ----------------
                                                     (1)            (2)                                         (3)
David R. Jaffe                           2004     $650,000(4)      $  -----       -----      -----          $119,240(4)(5)
   President and                         2003      650,000(4)         -----       -----      150,000          16,490(4)(5)
     Chief Executive Officer             2002      525,961(4)       220,833       -----      150,000          49,785(4)(5)


Elliot S. Jaffe                          2004      600,000(6)         -----       -----      -----            30,000(5)(6)
  Co-Founder and                         2003      600,000(6)         -----       -----      150,000          16,154(5)(6)
     Chairman of the Board               2002      675,000(6)       270,000       -----        -----          16,154(5)(6)


Keith Fulsher                            2004      340,384           28,000       -----        -----         37,492
   Senior Vice President and             2003      291,346            -----       -----        -----          9,126
General Merchandise Manager              2002      219,645           61,388       -----       80,000         19,636


Armand Correia                           2004      256,058           41,220       -----        -----         48,553
   Senior Vice President and             2003      246,538            -----       -----       60,000          9,753
    Chief Financial Officer              2002      230,000           69,000       -----        -----         60,773


Eric Hawn                                2004      245,815           29,664       -----      -----           39,711
   Senior Vice President                 2003      237,577            -----       -----       40,000          9,584
     Store Operations                    2002      226,000           42,612       -----        -----         44,211

Vivian Behrens                           2004      245,815           49,440       -----      -----           37,701
   Senior Vice President                 2003      198,461            -----       -----       50,000          8,006
     Marketing

NOTE: Fiscal 2004 salaries are shown on a 52-week basis (excluding the extra 53rd week) to make them comparable with fiscal 2003 and fiscal 2002. During the extra 53rd week, the executives named above were paid only base salaries at their current rates.


(1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.

(2) Includes bonuses payable under the Company's Management Incentive Plan for the fiscal year.

(3) Amounts consist of the Company's contribution under the Company's Executive Retirement Plan and 401(k) plan and associated insurance. Fiscal 2004 includes amounts related to additional life insurance provided to all of the executive officers except Elliot S. Jaffe as part of the Company's Executive Life Insurance Program that was established during fiscal 2004. This program provides certain life insurance and other benefits to the executives during their employment and subsequent retirement. Fiscal 2002 includes amounts relating to the Company's "split-dollar" insurance program for executives and officers that was terminated in fiscal 2004 to comply with the provisions of the Sarbanes-Oxley Act of 2002. During fiscal 2003, the Company made no premium payments under any of the insurance programs.

(4) David R. Jaffe is employed by the Company pursuant to a three-year agreement expiring July 2005, which contains successive automatic one-year renewal provisions. The agreement provides for an annual salary of $650,000 per year or such higher salary as the Compensation Committee may from time to time set. The agreement entitles Mr. Jaffe to participate in all of the Company's pension, insurance, bonus, incentive and other benefit plans, including the Company's Management Incentive Plan and its stock option plans. It also provides for certain perquisites, including the use of a Company automobile, the non-exclusive use of the Company's apartment in New York City and tax preparation services. The agreement also provides for payments of an amount equal to two year's salary following termination of employment by reason of death, disability, change in control of the Company or material demotion. It contains non-competition restrictions effective during the employment term and for one year thereafter.

     Other Compensation includes amounts relating to life insurance of $40,000 in fiscal 2004 and $22,581 in fiscal 2002. In fiscal 2004, Mr. Jaffe was given an allowance of $40,000 to apply to his own life insurance policies. Following enactment of the Sarbanes-Oxley Act of 2002, the Company suspended making premium payments in fiscal 2003 for the policies that were in effect for fiscal 2002, canceling the policies after the close of fiscal 2003. As such, the Company made no premium payments and did not provide an insurance allowance to Mr. Jaffe during fiscal 2003.

(5) Does not include the cost of maintaining the Company's apartment in New York City, which aggregated $87,730 in fiscal 2004, $87,040 in fiscal 2003 and $88,490 in fiscal 2002.

(6) Elliot S. Jaffe is employed by the Company pursuant to an agreement expiring July 2005 that contains two successive automatic one-year renewal provisions. The agreement provides a salary of $600,000 per year while he continues as an Executive Chairman of the Board with active involvement in senior management. The Board of Directors of the Company also has the right in its discretion to increase Mr. Jaffe's salary. Mr. Jaffe may elect to terminate his active involvement in senior management, in which case his salary (in the nature of a pension payment) will be reduced to $300,000 (subject to cost of living increases). While in the non-executive capacity, Mr. Jaffe is obligated to provide limited advisory and consultative services and remains subject to non-competition restrictions. The agreement provides that he will have the customary duties and responsibilities of a non-executive Chairman of the Board with a right in the Company to change his title to Chairman Emeritus or the like. The agreement entitles Mr. Jaffe, while he continues as Executive Chairman of the Board, to participate in all of the Company's pension, insurance, bonus, incentive and other benefit plans and also provides for certain perquisites, including the use of a Company automobile and driver, the use of the Company's apartment in New York City and tax preparation services. During the period of employment in a non-executive capacity, he is entitled to participate in all insurance plans and programs (and, in any event, to health insurance coverage), tax preparation services and office and secretarial and administrative assistance. The agreement provides for payments of one year's salary following termination of employment by reason of death and two year's salary upon a termination following a change in control of the Company.


Compensation Committee's Report on Executive Compensation

     In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive;

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests; and

- executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.

     Under the Company's Management Incentive Plan (the "Plan"), executives of the Company, from the level of Department Directors up through and including the Chairman of the Board and the President and Chief Executive Officer, are entitled to bonuses up to prescribed percentages of their base salaries. The Committee in the early part of fiscal 2004 approved a formula for bonuses for fiscal 2004 which involves achievement of specific goals relating to the financial performance of the Company, the executive's division, and the individual performance of the executive, except that the formula for the Chairman of the Board and the President and Chief Executive Officer related only to the financial performance of the Company. The Committee determined that payments under the Plan should be made and bonuses should be awarded to all of the executive officers named in the Summary Compensation Table for fiscal 2004 except for the Chairman of the Board and the President and Chief Executive Officer as their bonuses were based solely on the financial performance of the Company.

     The current Committee in fiscal 2005 approved an amended formula for fiscal 2005, which, among other changes, adds an individual performance component to the formula for the Chairman of the Board and President relating to long-term goals and other matters not directly related to the financial performance of the Company. The current Committee approved increases in salary averaging approximately 3% for the officers, including all of the executive officers named in the Summary Compensation table.



                   The Compensation and Stock Option Committee


COMMITTEE AT THE BEGINNING
OF FISCAL 2004                                            CURRENT COMMITTEE

Donald Jonas                                              John Usdan
Edward D. Solomon                                         Edward D. Solomon
                                                          Kate Buggeln

Performance Graph

     The following graph illustrates, for the period from July 30, 1999 through July 31, 2004, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite-500 Stock Index, 3) The S&P Specialty Apparel Retailers Index and 4) an index of four peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: Cato, Charming Shoppes, Deb Shops and United Retail Group.


     The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
             For the period from July 30, 1999 through July 31, 2004

Cumulative Total Return
                              7/99     7/00     7/01     7/02     7/03     7/04
The Dress Barn Inc          $100.00  $129.41  $140.86  $169.66  $162.38  $210.20
S&P 500                     $100.00  $108.98   $93.36   $71.30   $78.89   $89.28
S&P Specialty Apparel Index $100.00   $62.88   $90.30   $90.07  $108.08  $117.83
Peer Group                  $100.00   $75.98  $107.72  $130.52  $122.04  $132.39

Option Grants in the Last Fiscal Year

                                                  % of Total
                                                   Options
                                 Number of        Granted To                                            Grant Date
                                  Options         Employees      Exercise Price      Expiration          Present
            Name                Granted (#)       in Fiscal         ($/share)           Date            Value (2)
                                                   Year(1)
------------------------------ --------------- ----------------- ---------------- ----------------- -------------------
Keith Fulsher                        75,000           27.8%             $12.99         9/17/2013          $397,950




(1) The above option was granted at the market price on the date of grant, for a term of ten years, vesting 20% per year over a five-year period.

(2) The grant date present value is an estimate only, arrived at using the Black-Scholes option-pricing model, with the following weighted average assumptions as of the grant date of the options: risk-free interest rate of 3.20%, expected life of option of 5.0 years, expected dividend yield of 0% and expected stock volatility of approximately 41.33%. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note 9 to the Consolidated Financial Statements in the Company's Annual Report to Stockholders for fiscal 2004.


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                              Shares
                             Acquired                      Number of Unexercised           Value of Unexercised
                                on             Value              Options                      In the Money
                             Exercise        Realized        at July 31, 2004                   Options(1)
                                                       ----------------------------     --------------------------
    Name                       (#)             ($)        Exercisable  Unexercisable      Exercisable   Unexercisable
------------               ----------      -----------    -----------  -------------      -----------   -------------
David R. Jaffe                       ---          $  ---       284,800          260,000      $2,518,400        $1,022,350
Elliot S. Jaffe                   60,000         602,140        30,000          180,000          97,200           971,940
Keith Fulsher                     22,800         189,370        16,000          132,600         110,320           674,160
Armand Correia                    24,000         189,649        12,000           72,000          38,880           388,776
Eric Hawn                         16,000         163,504         8,000           48,000          25,920           259,184




(1) Represents the difference between the closing market price of the Company's common stock at July 31, 2004 ($16.75 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

                           INTEREST OF MANAGEMENT AND
                         OTHERS IN CERTAIN TRANSACTIONS


         The Company leases two of its store locations from Elliot S. Jaffe, Chairman of the Board, or members of his family or related trusts ("affiliated landlords"). The following table describes the terms of these leases:

                                                                                                         Minimum
                                                                                                          Annual
                                                                                                        Rent Per
            Store                                                        Renewal         Square           Square
          Location                       Expiration                      Options          Feet             Foot
          --------                       ----------                      -------  -       -----  -         ----
Norwalk, CT DB/DBW                   April 30, 2011         Until April 30, 2031         12,700           $11.22
Danbury, CT                            June 30,2005              Until June 2015          8,000           $13.00



     Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2004, the Company paid a total of approximately $308,158 in rent to affiliated landlords.

     The Company had "split dollar" insurance arrangements with a trust established by David R. Jaffe and his wife and with trusts established by Burt Steinberg, Executive Director and former Chief Operating Officer. Under these agreements the Company contracted to advance a portion of the premiums under certain life insurance policies. In view of the enactment of the Sarbanes-Oxley Act of 2002, the Company suspended making premium payments under these "split-dollar" arrangements during fiscal 2003. In fiscal 2004, the Company transferred these policies to Mr. Jaffe and Mr. Steinberg, with the executives now responsible for payment of the insurance premiums. To compensate Mr. Jaffe for his lost insurance benefit, the Company has agreed to give Mr. Jaffe an insurance allowance of $40,000 per year.

     During fiscal 2004, the Company also terminated the separate "split dollar" insurance program it had for all officers other than Elliot S. Jaffe and certain other executives, including all of the other executive officers named in the foregoing tables. In fiscal 2003, the Company had suspended making payments under this program due to the provisions of the Sarbanes-Oxley Act of 2002. To replace this insurance benefit, the Company in fiscal 2004 established an Executive Life Insurance Plan, which provides for guaranteed levels of basic life insurance payable to each individual's designee, based on the individual's position within the Company, at no cost to the individual for the duration of the individual's term of employment. Pursuant to this plan, each executive officer named in the foregoing tables except Elliot S. Jaffe is entitled to $1 million of basic life insurance at no additional cost to them.

                        RECEIPT OF SHAREHOLDER PROPOSALS


     Any proposals of shareholders that are intended to be presented at the Company's 2004 Annual Meeting of Shareholders, which is expected to be held in November 2005, must be received at the Company's principal executive offices no later than June 18, 2005, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.


                                  OTHER MATTERS


     Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

     Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

     Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

     The Annual Report of the Company, including financial statements, for fiscal 2004 is included with this Proxy Statement.



BY ORDER OF THE BOARD OF DIRECTORS






                                                           ELLIOT S. JAFFE
                                                           Chairman of the Board




     The Company's Board of Directors requests that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

                       EXHIBIT A- AUDIT COMMITTEE CHARTER

                                     CHARTER

                                       OF

                  THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                       OF

                              THE DRESS BARN, INC.

I. STATEMENT OF POLICY

         The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to the public, the Corporation's systems of internal controls regarding financial reporting, and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee shall:

o Serve as an independent party to monitor the Corporation's financial reporting process and internal control system.

o Review the audit conducted by the Corporation's independent auditors.

o Provide an open avenue of communication among the independent accountants, management and the Board of Directors.

II.      COMPOSITION

         The Audit Committee shall be comprised of three or more directors, each of whom, in the determination of the Board of Directors, satisfies the independence and other requirements of the National Association of Securities Dealers, Inc.'s NASDAQ Audit Committee requirements. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

         The Committee shall meet at such times and with such frequency as the Committee shall determine as appropriate to meet its responsibilities. The Committee shall meet with management and with the independent auditors to discuss any matters that the Committee or the other participants believe should be discussed. The Committee, its Chair or the Chair's designee should meet with the independent auditors and management quarterly to review the Corporation's financial statements. The Committee shall report to the Board of Directors from time to time.

IV. RESPONSIBILITIES AND DUTIES

Documents/Reports Review

         1. Review this Charter, at least annually, and report the results of its review to the Board of Directors.

         2. Review the Corporation's annual financial statements, including any certification, report or opinion rendered by the independent auditors.

         3. Review with financial management and the independent auditors drafts of quarterly earnings press releases or Quarterly Reports on Form 10-Q in substantially final form prior to release or filing. The Chair or one or more other members of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

         The Corporation's outside independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. The Board of Directors, in consultation with the Audit Committee, has the ultimate authority to select, evaluate and, where in its business judgment it deems appropriate, replace the outside independent auditors.

         The Audit Committee shall:

         4. Recommend to the Board of Directors the selection, termination or replacement of the independent auditors.

         5. Consider the independence of the independent auditors taking into account consulting and other services provided by the independent auditors.

         6. Receive from the auditors the report relating to the auditors' independence that the Committee is advised by the auditor is required by Independence Standards Board Standard No. 1, and discuss such report with the independent auditors.

Financial Reporting Processes

         7. Consult with the independent auditors concerning their review of the Corporation's financial reporting processes.

         8. Discuss with the Corporation's independent auditors their views about the quality of the Corporation's accounting principles as applied to its financial reporting.

         9. Consider, if appropriate, changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors or management.

         10. Report to the Board of Directors such recommendations as the Audit Committee deems appropriate including whether the audited financial statements should be included in the Corporations Annual Report on Form 10-K.

         11. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901



This Proxy is Solicited on Behalf of The Board of Directors


The undersigned hereby appoints David R. Jaffe and John Usdan, and each or either of them, proxies for the undersigned with full power of substitution, to appear and vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present, and otherwise with the same force and effect as the undersigned, at the Annual Meeting of Shareholders of the Company to be held at The Dress Barn Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Wednesday, November 17, 2004 at 2:00 P.M., and any adjournments thereof, upon the matters set forth in the Notice of such meeting and Proxy Statement, receipt of which is hereby acknowledged.

                  (Continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

                                FOR                WITHHOLD      FOR ALL EXCEPT
                               all nominees        AUTHORITY   (See instructions
                                listed           to vote for all          Below)
                              (except as marked   nominees listed
                                to the contrary)
     ELECTION OF DIRECTORS

Elliot S. Jaffe (3-year term)

Burt Steinberg (3-year term)

Marc Lasry (3-year term)

Roslyn S. Jaffe (2-year term)

Kate Buggeln (1-year term)


INSTRUCTION: To withhold authority to vote for an individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:





In the discretion of the proxies, upon all other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees as Director.





Signature(s):                                      Date:                ,2004



IMPORTANT: Please sign here exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.